Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Intrepid Potash, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-209888) on Form S-3 and registration statements (Nos. 333-150444 and 333-211650) on Form S-8 of Intrepid Potash, Inc. of our reports dated February 28, 2017, with respect to the consolidated balance sheets of Intrepid Potash, Inc. as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive (loss) income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10-K of Intrepid Potash, Inc.

/s/ KPMG

Denver, Colorado
February 28, 2017